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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CHEROKEE INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	June 17, 2008
TIME:	10:00 a.m. local time
PLACE:	2841 Dow Avenue Tustin, California 92780

To our Stockholders:

        The 2008 annual meeting of stockholders of Cherokee International Corporation, a Delaware corporation, referred to as Cherokee or the Company, will be held on June 17, 2008, at 10:00 a.m. local time, at Cherokee's offices at 2841 Dow Avenue, Tustin, California, for the following purposes:

  1.
  To elect the following seven nominees to the board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified: Raymond Meyer, Jeffrey Frank, John Michal Conaway, Clark Michael Crawford, Daniel Lukas, Larry Schwerin and Edward Philip Smoot;

  2.
  To ratify the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 28, 2008; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        Stockholders who own shares of our common stock at the close of business on April 21, 2008, the record date fixed by our board of directors, are entitled to notice of, and to vote at, the meeting.

        Whether or not you expect to attend the annual meeting in person, you are urged to submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy over the Internet, by telephone or by mail. For specific instructions, please refer to "Submitting a Proxy via the Internet or by Telephone" beginning on page 37 of the proxy statement and the instructions on the proxy card. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors
/s/ LINSTER W. FOX Linster W. Fox Executive Vice President, Chief Financial Officer and Secretary

Tustin, California
April 25, 2008

CHEROKEE INTERNATIONAL CORPORATION

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
June 17, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        This proxy statement is furnished to the stockholders of Cherokee International Corporation, a Delaware corporation ("Cherokee"), in connection with the solicitation by the board of directors of Cherokee of proxies in the accompanying form for use in voting at our annual meeting of stockholders to be held on Tuesday, June 17, 2008 at 10:00 a.m. local time, at Cherokee's principal executive offices located at 2841 Dow Avenue, Tustin, California 92780, and any adjournment, continuation or postponement of the meeting.

        This proxy statement is being mailed on or about May 19, 2008 to all stockholders entitled to vote at the annual meeting.

Record Date and Shares Outstanding

        Stockholders who own shares of our common stock at the close of business on April 21, 2008, referred to as the record date, are entitled to notice of, and to vote at, the annual meeting. As of April 21, 2008, we had 19,453,557 shares of common stock issued and outstanding.

Dissenters Rights of Appraisal

        Under applicable Delaware law, none of the holders of our common stock are entitled to dissenters' rights of appraisal in connection with any proposal to be acted on at the annual meeting.

How Your Proxy Will Be Voted

        If you complete and submit your proxy, the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy, but do not provide specific voting instructions, the shares represented by your proxy will be voted in favor of Proposal 1 and in favor of Proposal 2. In addition, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their judgment. We have not received notice of any other matters that may properly be presented at the annual meeting.

Revoking Your Proxy

        You may revoke your proxy at any time prior to the date of the annual meeting by: (1) submitting a later-dated proxy via the Internet, by telephone or by mail, (2) delivering to us at 2841 Dow Avenue, Tustin, California 92780, Attn: Secretary, a written notice of revocation that is signed at a later date by the person who signed the earlier proxy, or (3) attending the annual meeting and voting in person at the meeting, although attendance at the annual meeting will not by itself constitute revocation of a proxy. Any notice of revocation sent to us must include the stockholder's name and must be received prior to the meeting to be effective.

        For shares held in street name, you may revoke a proxy by submitting new voting instructions to the broker, bank or other nominee that holds your shares of record or, if you have obtained a legal proxy from the broker, bank or nominee giving you the right to vote the shares at the annual meeting, by attending the meeting and voting in person.

Voting

  Tabulation; Quorum

        Each share of our common stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted. Our transfer agent, Computershare Trust Company, Inc., will tabulate the votes. A quorum, which is a majority of the outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you submit a proxy by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and broker non-votes as defined below will be counted to determine the presence or absence of a quorum.

  Vote Required on Proposals

        For purposes of Proposal 1, once a quorum has been established, directors are elected by a plurality of the votes cast on the election of directors at the annual meeting. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. For purposes of Proposal 2, the affirmative vote of holders of a majority of the total number of shares represented and entitled to vote at the annual meeting is required for ratification of the appointment of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 28, 2008.

  Treatment of Abstentions; Broker Non-Votes

        We intend to treat abstentions and broker non-votes in the following manner:

        Because directors are elected by a plurality, shares voting "abstain" or "withhold" will have no effect on the outcome of Proposal 1. For purposes of Proposal 2, abstentions are treated as shares present or represented and entitled to vote at the annual meeting, and abstaining therefore has the same effect as a vote "against" the proposal.

        A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and such shares will not be counted in determining the outcome of the proposal. Please note that the election of directors and the ratification of the appointment of the Company's independent auditors are matters on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with either Proposal 1 or Proposal 2.

Solicitation of Proxies

        We will pay for the cost of this solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

        Cherokee's by-laws state that the number of directors shall be no less than three and no more than fifteen. The number of authorized directors is currently fixed at seven. At the annual meeting, stockholders will be asked to elect all seven directors, each of whom will serve until the next meeting of stockholders and until a successor has been elected and qualified or until the director's earlier resignation or removal. Following the recommendation of the nominating and governance committee of the board of directors, the board of directors has nominated the persons named below for election as directors at the annual meeting. Each of the nominees is currently serving as a director of the Company and, with the exception of Mr. Conaway, each nominee was previously elected to the present term of office by the stockholders of the Company. Mr. Conaway was initially identified as a potential nominee by one of our significant stockholders and was appointed to our board of directors in April 2008 following the recommendation of the nominating and governance committee of the board of directors.

        Unless otherwise directed, the proxy holders will vote the proxies received by them for the seven nominees named below. If any of the seven nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the then-present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until his or her earlier resignation or removal.

Information Concerning the Nominees and Members of the Board of Directors

        The names of the nominees to our board of directors and certain information about them are set forth below.

Name of Nominee	Age	Position
Raymond Meyer	67	Chairman of the Board
Jeffrey Frank	53	President, Chief Executive Officer and Director
John Michal Conaway	59	Director
Clark Michael Crawford	62	Director
Daniel Lukas	37	Director
Larry Schwerin	51	Director
Edward Philip Smoot	70	Director

        Raymond Meyer became a member of our board of directors in December 2004, and he was appointed Chairman of the Board in December 2006. Mr. Meyer has more than 30 years of electronics industry experience and has been an independent consultant since 1997. Mr. Meyer was president of Deltec Electronics from 1984 to 1997. Prior to that time, he held executive positions in the ACDC Division of Emerson Electric Company.

        Jeffrey Frank joined Cherokee in September 2001 as President, Chief Executive Officer and a member of our board of directors. Prior to joining Cherokee, Mr. Frank was President of Lambda LEI from July 2000 through September 2001. From May 1996 to March 2000, Mr. Frank was President of Polestar Laboratories. Mr. Frank has over 24 years of experience in the electronics industry, of which he spent twelve years with Deltec Electronics, a manufacturer of uninterruptible power supplies that are marketed to original equipment manufacturers globally.

        John Michal Conaway became a member of our board of directors in April 2008. Since 2000, Mr. Conaway serves as the founder and CEO of Peregrine Group, LLC, of Newport Beach, California, and provides advisory services to CEOs, corporate directors, owners and principal shareholders. His advisory experience includes corporate governance; mergers, acquisitions and divestitures; strategic, tactical and financial planning; new venture analysis and start-up; business line and market expansion; redirection; downsizing; capital market transactions; investor relations; and organizational and management development. Mr. Conaway's industry experience encompasses engineering & construction, environmental, healthcare, insurance, manufacturing, mining, real estate development, technology and software, telecom, venture capital and private equity. Mr. Conaway has held senior corporate executive, senior vice president and chief financial officer positions with NYSE and NASDAQ companies including IMS Health, Inc., Cognizant Technology Solutions and Fluor Corporation. Mr. Conaway has an MBA from Pepperdine University, Graduate School of Business & Management, an a BBA/BS in Accounting from Abilene Christian University. He is also a director of Quanta Services, Inc.

        Clark Michael Crawford became a member of our board of directors in January 2003. Mr. Crawford has held several key management positions for both Verizon Communications Inc. and GTE Corporation. At GTE, from June 1993 to June 2000, Mr. Crawford served as Vice President of West Area Operations, President of GTE California, Vice President of Information Technology, President of GTE Data Services and Chairman of GTE Commercial Services. Subsequent to his work at GTE, Mr. Crawford served as Senior Vice President, Service Assurance for Verizon from June 2000 until his retirement from Verizon in July 2001.

        Daniel Lukas became a member of our board of directors in September 2006. Mr. Lukas has been Managing Director with the New York office of GSC Partners since 2006. From March 2003 until 2005, Mr. Lukas was a Managing Director with GSC Partners. GSC Partners, with offices in New York, New Jersey, Los Angeles and London, is a registered investment advisor with $10.7 billion of assets under management. From December 2000 until March 2003, Mr. Lukas was with Thomas Weisel Partners, where he served as a Vice President in the private equity and debt funds groups. He began his career in the Investment Banking Division of Goldman, Sachs & Co.

        Larry Schwerin became a member of our board of directors in February 2007. Since January 2005, Mr. Schwerin has been the president and CEO of Capella Photonics, Inc., a privately held company headquartered in San Jose, California, that specializes in wavelength switching subsystems for communication networks. He has more than 20 years of firsthand experience in telecommunications, technology, and venture capital. Previously, from April 2001 to December 2004, Mr. Schwerin served as general partner with Vanguard Ventures focusing on investment in early stage advanced technology companies. Mr. Schwerin started his professional career at AT&T Bell Laboratories, and later became general manager of AT&T's Global Fiber Access Systems, and led the world-wide deployment of Fiber to the Home activities. He also served as a founder and general manager of Lucent Technologies' Wireless Broadband Networks Division. Mr. Schwerin graduated with highest honors from Drexel University with a Bachelor of Science degree in Electrical Engineering. He achieved highest honors with a Master in Science degree in Electrical Engineering from Cornell University.

        Edward Philip Smoot became a member of our board of directors in December 2006. Mr. Smoot was president, chief executive officer and chairman of San Diego-based Anacomp, Inc. from 2000 to 2005. His responsibilities included overall corporate strategy and management of the day-to-day operations of Anacomp's global business units. Prior to joining Anacomp, from 1989-2000 Mr. Smoot was the president and chief executive officer of Nelco Inc., a subsidiary of Park Electrochemical Corp. (NYSE). Mr. Smoot has spent the majority of his 40-year career in global manufacturing and service-related businesses.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE ELECTION OF ALL DIRECTORS NOMINATED.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The audit committee of the board of directors has selected Mayer Hoffman McCann P.C. as the Company's independent auditors to perform the audit of Cherokee's financial statements for the fiscal year ending December 28, 2008, and the stockholders are being asked to ratify such selection.

        Although stockholder ratification of the selection of Mayer Hoffman McCann P.C. as the Company's independent auditors is not required by the Company's by-laws or otherwise, the board of directors is submitting the audit committee's selection of our independent auditors to the stockholders for ratification at the annual meeting as a matter of good corporate practice. The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve this proposal. If the proposal is not approved, the audit committee may reconsider its selection of independent auditors. Even if the proposal is approved, the audit committee may reconsider its selection and may appoint different independent auditors at any time during the year if it determines that such a change would be in the best interests of Cherokee and its stockholders.

        We expect one or more representatives of Mayer Hoffman McCann P.C. to be present at the annual meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE RATIFICATION OF THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS
INDEPENDENT AUDITORS.

EXECUTIVE OFFICERS AND BOARD OF DIRECTORS

Executive Officers of the Company

        Information regarding the executive officers and certain key employees of Cherokee is set forth below.

Name of Officer	Age	Position
Jeffrey Frank	53	President, Chief Executive Officer and Director
Linster Fox	59	Executive Vice President, Chief Financial Officer and Secretary
Mukesh Patel	43	Executive Vice President, Global Operations
Alex Patel	58	Vice President of Engineering
Bassam Marawi	49	Vice President of Research and Development
Howard Ribaudo	49	Vice President of Sales
Michael Wagner	42	Vice President of Marketing

        Jeffrey Frank joined Cherokee in September 2001 as President, Chief Executive Officer and a member of our board of directors. Prior to joining Cherokee, Mr. Frank was President of Lambda LEI from July 2000 through September 2001. From May 1996 to March 2000, Mr. Frank was President of Polestar Laboratories. Mr. Frank has over 23 years of experience in the electronics industry in which he spent twelve years with Deltec Electronics, a manufacturer of uninterruptible power supplies that are marketed to original equipment manufacturers globally.

        Linster Fox joined Cherokee in October 2005 as Executive Vice President, Chief Financial Officer and Secretary. Prior to joining Cherokee, Mr. Fox worked at Anacomp, Inc., an international document management and multi-vendor services company, where he served as Executive Vice President and Chief Financial Officer, since November 2000. Prior to November 2000, Mr. Fox was Senior Vice President and Corporate Controller at Anacomp. Mr. Fox previously served in a variety of financial management roles, as Vice President in Anacomp's corporate finance, international, technical services, engineering and manufacturing organizations. Prior to Anacomp, Mr. Fox worked for DatagraphiX Inc., a designer and manufacturer of high-end computer output devices with sales and service organizations around the world. There he held several financial management positions, including a five-year assignment in the U.K., as Director of Finance, with their European operations. Prior to DatagraphiX Inc., Mr. Fox worked in public accounting in Washington D.C. with what is now PricewaterhouseCoopers. His clients included public, commercial and international companies. Mr. Fox is a Certified Public Accountant and a graduate of Georgetown University.

        Mukesh Patel has served as our Executive Vice President of Global Operations since June 2005. Prior to June 2005, Mr. Patel served as Cherokee's Vice President of Information Technology since August 1996. Prior to Cherokee, Mr. Patel served as Vice President of Operations at Bikor Corporation, until Cherokee acquired substantially all of the assets of Bikor.

        Alex Patel has served as our Vice President of Engineering since August 2002 and served as Director of Engineering from 1988 to 1993 and from March 1996 to August 2002. Mr. Patel was the Vice President of Engineering at Bikor from 1993 through March 1996, when we acquired substantially all of the assets of Bikor. Prior to joining the Company in 1988, Mr. Patel was a Senior Development Engineer at GE and Leland Electrosystems for 11 years combined.

        Bassam Marawi, joined Cherokee in October 2006 as Vice President of Research and Development. Prior to joining Cherokee Mr. Marawi served as Director of Engineering at Flextronics. From August 2000 to October 2003 Mr. Marawi was senior manager at Dell Inc. From April 1994 to August 2000, Mr. Marawi served as senior manager at Lucent Technologies, Bell labs. Mr. Marawi has over 24 years experience in power supplies and engineering management.

        Howard Ribaudo has served as Vice President of Sales for Cherokee since February 2005. Mr. Ribaudo served as Vice President of Global Accounts from March 1996 to February 2005, and served in various other capacities for Cherokee from 1988 through September 1993. Mr. Ribaudo served as Vice President of Sales and Marketing for Bikor Corporation from September 1993 through March 1996, when we acquired substantially all of the assets of Bikor.

        Michael Wagner has served as Vice President of Marketing for Cherokee since November 2001. Mr. Wagner served as Director of Marketing for Lambda Electronics from July 1988 to October 2001.

Board of Directors

        It is the policy of the board of directors, as well as a requirement of the NASDAQ Stock Market, that a majority of the board of directors be independent. Currently, five of our seven directors meet the standards for independence as defined by the listing standards of the NASDAQ Stock Market. In making a determination of independence, our board of directors considers all relationships between us and the director in question and whether such relationships would interfere with a director's exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has affirmatively determined that each of the following directors is an independent director: Raymond Meyer, John Michal Conaway, Clark Michael Crawford, Larry Schwerin and Phil Smoot. Mr. Meyer is also chairman of the board. Vincent Cebula, who also served on our board of directors during fiscal 2007 until his resignation in October 2007, was not an independent director during the period of his service on our board of directors because of his relationship as managing director of one of our significant stockholders. The board of directors has standing audit, compensation, and nominating and corporate governance committees, the members of which are all independent.

        The board of directors held four meetings during fiscal year 2007. During fiscal year 2007, all the directors attended 100% of the meetings of the board of directors and meetings held by all committees of the board on which such director served, except for one director who missed one board of directors meeting and one committee meeting. We encourage all directors to attend our annual meetings of stockholders. Our independent directors hold regularly scheduled executive sessions without management present.

Board Committees

  Audit Committee

        The audit committee operates pursuant to a written charter that is available on our website by clicking on "Governance" and "Governance Documents & Charters" in the Investor Relations section of our website at http://www.cherokeepwr.com. The audit committee selects, on behalf of Cherokee and our board of directors, an independent public accounting firm to be engaged to audit our financial statements, assesses the independence of our auditors, reviews and discusses the audited financial statements with the independent auditors and management and recommends to our board of directors whether the audited financials should be included in our Annual Reports on Form 10-K to be filed with the Securities and Exchange Commission, or the SEC. The audit committee is comprised of Mr. Smoot (chair), Mr. Meyer and Mr. Schwerin, each of whom is an independent director. Mr. Smoot has been identified by our board of directors as an audit committee financial expert. During fiscal year 2007, the audit committee met five times.

  Nominating and Corporate Governance Committee

        The nominating and corporate governance committee operates pursuant to a written charter that is available on our website by clicking on "Governance" and "Governance Documents & Charters" in the Investor Relations section of our website at http://www.cherokeepwr.com. The nominating and corporate governance committee identifies individuals qualified to serve as members of our board of directors, recommends to our board of directors director nominees for election at our annual meetings of stockholders, evaluates the performance of our board of directors and recommends corporate governance guidelines to our board of directors. The members of our nominating and corporate governance committee are Mr. Meyer (chair) and Mr. Smoot. During fiscal year 2007, the nominating and corporate governance committee met two times.

  Compensation Committee

        The compensation committee operates pursuant to a written charter that is available on our website by clicking on "Governance" and "Governance Documents & Charters" in the Investor Relations section of our website at http://www.cherokeepwr.com. The compensation committee reviews and recommends to the board of directors the annual salaries and other compensation of our executive officers and stock and stock option grants issued as compensation to directors for their service on the board. The material principles underlying the Company's executive compensation policies and decisions and the factors relevant to analysis of these policies and decisions are set forth under the heading "Compensation Discussion and Analysis" below. The compensation committee directly administers our equity compensation plans and has the authority to grant stock options and other forms of equity compensation to our executive officers and other employees. The compensation committee also provides assistance and recommendations with respect to our compensation policies and practices.

        The compensation committee is solely responsible for making the final decision regarding compensation to our executive officers. In making its decision, however, the compensation committee will consider recommendations from our Chief Executive Officer regarding compensation of our other executive officers. The compensation committee may also confer with other members of our board of directors in determining the compensation of our Chief Executive Officer and our other executive officers. In addition, in accordance with its charter, the compensation committee has the authority to retain and terminate compensation consultants to assist it in evaluating compensation to our directors and executives, but did not retain a consultant for 2007. Additional information concerning the compensation policies and objectives established by the compensation committee is included below under "Executive Compensation—Compensation Discussion and Analysis."

        The compensation committee consists of Mr. Crawford (chair), Mr. Meyer and Mr. Smoot, each of whom is an independent director. During fiscal year 2007, the compensation committee met two times.

Compensation Committee Interlocks and Insider Participation

        Mr. Crawford (chair), Mr. Meyer and Mr. Smoot each served as members of our compensation committee during all of fiscal 2007. No member of our compensation committee is a current or former officer or employee of Cherokee or any of its subsidiaries or had any relationship with us requiring disclosure under SEC rules with respect to certain transactions with related persons. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Stockholder Communications with Board of Directors

        Stockholders who wish to communicate with a particular board member, or with the board as a whole, may send a written communication to Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780, Attention: Secretary. The Secretary will forward such communication to the full board or to any individual director or directors to whom the communication is addressed.

Stockholder Meetings

        It is Company policy that each of our directors is invited and encouraged to attend the Annual Meeting. None of our directors were in attendance at the 2007 Annual Meeting.

Director Nominees

        Our nominating and corporate governance committee does not set specific, minimum qualifications that nominees must meet in order to be recommended as a candidate for election to the board of directors. Rather, the nominating and corporate governance committee considers a number of factors when reviewing potential nominees for the board, including, among others, the following attributes and criteria: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors as the committee considers appropriate in the context of the needs of the board of directors. When the nominating and corporate governance committee considers whether to nominate current members of the board of directors for reelection by our stockholders, it also considers each member's contributions to the board of directors and the Company, knowledge of both the Company and issues presented to the board of directors, preparation for meetings and meeting attendance record.

        The nominating and corporate governance committee does not currently use the services of a third party consultant to assist in the identification or evaluation of potential director candidates. However, the nominating and corporate governance committee may engage a third party to provide such services in the future.

        In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders, and nominees for directors to be elected by the board to fill vacancies and newly created directorships, the nominating and corporate governance committee will consider as potential director nominees candidates recommended by various sources, including stockholders. Stockholder recommendations of director candidates will be considered in the same manner as recommendations received from other sources. Such director recommendations by stockholders should be made in writing to the nominating and corporate governance committee of the board of directors, c/o Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780, and should include the following information: (1) biographical information about the candidate and a statement about his or her qualifications, (2) any information required to be disclosed about the candidate under the SEC's proxy rules (including the candidates' written consent to being named in the proxy statement and to serve as a director, if nominated and elected), (3) the names and addresses of the stockholder(s) recommending the candidate for consideration, the number of shares of our common stock beneficially owned by each stockholder and the length of ownership, and (4) any affiliation of the candidate with the stockholder(s) recommending the candidate. The nominating and governance committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our board of directors.

Indemnification of Directors and Executive Officers and Limitation of Liability

        Our certificate of incorporation provides that our directors are not personally liable for monetary damages to us or our stockholders for any breach of fiduciary duties to the fullest extent permitted by Delaware law. Section 102(b)(7) of the Delaware General Corporate Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for:

  •
  liability for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        Similarly, our by-laws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by Delaware law. We are also empowered under our by-laws to enter into indemnification agreements with our directors, officers, employees and agents and to purchase insurance on behalf of any person we are required or permitted to indemnify. We currently have entered into indemnification agreements with each of our current directors and executive officers, which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also intend to enter into indemnification agreements with all future directors and executive officers.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us will be required or permitted, and we are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

        We maintain directors' and officers' liability insurance and intend to continue to maintain this insurance in the future. We also have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise.

Code of Ethics

        The Company has adopted a Code of Ethics for the Chief Executive Officer, President and Senior Financial Officers. A copy of the Code of Ethics is available at the Company's website by clicking on "Governance" and "Governance Documents & Charters" in the Investor Relations section of our website at http://www.cherokeepwr.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code of Ethics, by posting such information on the Investor Relations section of our website: http://www.cherokeepwr.com/.

2007 DIRECTOR COMPENSATION

        The table below summarizes the total compensation awarded to, earned by or paid to each of our non-employee directors for the fiscal year ended December 30, 2007. The compensation paid to any director who was also one of our employees during fiscal 2007 is presented below in the Summary Compensation Table and the related explanatory notes. Such employee directors do not receive separate compensation for service on the board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (3)(4)	Total ($)
Raymond Meyer	$50,000	$31,840	$81,840
Vincent Cebula(1)	$16,576	$10,536	$27,112
Clark Michael Crawford	$25,000	$13,359	$38,359
Kenneth Kilpatrick(2)	$2,222	$1,780	$4,002
Daniel Lukas	$20,000	$8,575	$28,575
Phil Smoot	$35,000	$7,944	$42,944
Larry Schwerin	$22,847	$5,919	$28,766

(1)
Mr. Cebula resigned from the board of directors effective October 29, 2007.

(2)
Mr. Kilpatrick resigned from the board of directors effective February 1, 2007.

(3)
Represents the compensation cost as determined under Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," for the year ended December 30, 2007, before reflecting estimated forfeitures. See Note 3 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 30, 2007 for assumptions used in computing fair value and similar notes contained in our Consolidated Financial Statements filed on Form 10-Ks for prior fiscal years as to the option awards granted in those years, each of which notes is incorporated herein by reference.

(4)
The aggregate number of outstanding stock option awards for each director at December 30, 2007 was: Mr. Meyer, 60,000 shares; Mr. Cebula, 0 shares; Mr. Crawford, 42,564 shares; Mr. Kilpatrick, 0 shares; Mr. Lukas, 20,000 shares; Mr. Smoot, 20,000 shares and Mr. Schwerin 10,000 shares. The grant date fair value of awards made during 2007, as determined under Statement of Financial Accounting Standard No. 123R, "Share-Based Payment," was $57,714 for Mr. Meyer, $28,857 for Mr. Cebula (Mr. Cebula was issued options in 2007 but his shares were forfeited when he resigned from the board), $28,857 for Mr. Crawford, $28,857 for Mr. Lukas, $28,857 for Mr. Smoot, and $26,030 Mr. Schwerin.

        Effective with our initial public offering in February 2004, each of our non-employee directors is paid an annual retainer of $20,000 related to his service on our board of directors and an annual per committee retainer of $5,000. Effective in February 2005, the chairman of the board, currently Mr. Meyer, is paid an annual retainer of $50,000 in lieu of the foregoing amounts and does not receive any additional compensation for committee service. We also reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our board of directors or committees.

        Non-employee directors are eligible to receive option grants under our 2004 Omnibus Stock Incentive Plan. Under this plan, each of our non-employee directors is automatically granted an initial option to purchase 10,000 shares of our common stock upon the date the non-employee director first joins our board of directors. In addition, subject to certain conditions, each continuing non-employee director is also automatically granted an annual option to purchase 10,000 shares of our common stock (20,000 shares in the case of our chairman of the board) on the date immediately following our annual meeting of stockholders, provided that the director has served on the board for at least six months. The annual award becomes exercisable in four equal installments on each of the first four anniversaries of the date of grant. Each option has a ten year term, subject to earlier termination in connection with a termination of the director's board service. The options do not include any dividend or dividend equivalent rights. However, directors are entitled to dividends with respect to shares purchased under a vested option at the same rate as our other shareholders. In the event of a "change in control" of Cherokee (as defined in the plan) all outstanding options will become fully exercisable as of the date of the change in control and the board of directors may provide for the cancellation of then outstanding awards and payment of cash or other property in consideration of such cancellation. The board of directors administers the plan as to non-employee director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

        Each of our non-employee directors is permitted to elect to defer up to 100% of their annual retainer fees under our Executive Nonqualified Excess Plan, as more fully described below under "Compensation Discussion and Analysis—Key Elements of Compensation—Nonqualified Deferred Compensation Plan."

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the individual who served as our principal executive officer during fiscal 2007, our principal financial officer during fiscal 2007, and each individual who was one of our three most highly compensated executive officers at the end of fiscal 2007. These individuals are referred to as the "Named Officers" in this Proxy Statement.

Overview

        The Compensation Committee of the board of directors oversees aggregate executive compensation, including salary, bonus, long-term equity incentives and perquisites. The Compensation Committee's goal is to maintain our executive compensation at a level competitive with peer companies in the electronics industry that are approximately the same size as Cherokee in terms of number of employees, revenue and market capitalization.

        While the Compensation Committee has ultimate decision making responsibility with respect to executive compensation, the Compensation Committee encourages management participation and input. Other members of the board of directors also provide valuable input to the executive compensation process. None of the Named Officers are members of the Compensation Committee. Our Chief Executive Officer recommends to the Compensation Committee the base salary, annual bonus and equity award levels for other Named Officers. The Compensation Committee then considers these recommendations and approves changes to the Named Officers' compensation in its discretion. None of the other Named Officers had any role in determining the compensation of other Named Officers. The Compensation Committee alone determines pay levels for the Chief Executive Officer of Cherokee. In determining the level of compensation to be paid to Named Officers, we do not generally factor in amounts realized from prior compensation paid to Named Officers or conduct any formal survey of the compensation paid by other peer companies. We do, however, review publicly available compensation information of other public peer companies from time to time.

Executive Compensation Philosophy and Objectives

        The primary objectives of our executive compensation policies are to:

  •
  Attract, motivate and retain highly qualified executives;

  •
  Align management and stockholder interests by tying cash compensation and long-term equity incentive programs to financial performance, including increased returns to our stockholders; and

  •
  Reward executives based upon our financial performance at levels competitive with peer companies.

        As described in more detail below, the material elements of our current executive compensation program for Named Officers include a base salary, an annual bonus opportunity, perquisites, a long-term equity incentive opportunity, the ability to receive compensation on a deferred basis, and severance protection for certain actual or constructive terminations of certain of the Named Officers' employment. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives.

        Each of our compensation elements, with the exception of annual bonus opportunities and long-term equity incentives, are primarily intended to attract, retain and motivate qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon termination of employment. We believe that this mix of longer-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment). Our annual bonus opportunity is primarily intended to hold executives accountable for the annual performance objectives that are emphasized in a given year. Our long-term equity incentives are primarily intended to align Named Officers' interests with those of our shareholders by emphasizing multi-year shareholder value creation. When the components of our executive compensation programs are combined, they create a total compensation package that supports our compensation objectives.

Key Elements of Compensation

  1.     Salary

        We intend that the base salary of our executive officers will be consistent with the overall responsibilities of the position and with the salaries of comparable management positions in competitive companies. None of our Named Officers is a party to an employment agreement or offer letter that provides for a fixed base salary. The Compensation Committee generally reviews the base salary of each Named Officer in or around the first quarter of each fiscal year and makes adjustments to those salaries in its discretion. In determining the appropriate base salary for each Named Officer, the Committee considers the length of the Named Officer's employment and makes a subjective evaluation of past performance and expected future contributions. In the case of our Chief Executive Officer, the Committee also evaluates the achievement of our objectives and performance and reviews salaries against prevailing levels of pay among chief executives of companies identified as our peers. Based on our review, we determined that the appropriate base salary for each Named Officer for fiscal 2007 was the amount reported for such officer in the "Salary" column of the "Summary Compensation Table" below. Base salary increases effective for fiscal 2007 were made in November 2006. During fiscal 2007, none of the Named Officers were awarded a salary increase.

  2.     Annual Cash Bonus Opportunity

        In addition to the base salaries of our Named Officers, as in prior years, the Compensation Committee established an executive incentive bonus plan for our 2007 fiscal year that the Named Officers were eligible to participate in and receive an annual incentive compensation opportunity under. The fiscal 2007 bonus plan is based on our financial performance. In order to implement our philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the Compensation Committee has designed our incentive bonus plan to significantly affect the total compensation of our executives depending on our success in meeting annual financial and strategic goals.

        None of the Named Officers is entitled to a pre-set fixed minimum annual or target bonus. The Compensation Committee set each Named Officer's target and maximum annual incentive compensation opportunity for our 2007 fiscal year as a percentage of his base salary. The Named Officer's target and maximum bonus percentages were generally determined based on several factors, including comparable bonus opportunities in effect at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives, and Cherokee's objective of creating appropriate incentives to maximize stockholder value. Mr. Frank's fiscal 2007 target annual incentive compensation opportunity was set at 34% of his base salary, and his maximum incentive compensation opportunity was set at 120% of his base salary. The fiscal 2007 target annual incentive compensation opportunity for the other Named Officers was set at 23% of their respective base salaries, while their maximum incentive compensation opportunities were set at 80% of their respective base salaries. Each Named Officer's target annual incentive compensation opportunity becomes earned based on quantitative financial performance measures tied to revenue and EBITDA growth. We selected these performance measures because we believe they are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer and communicate.

        For the 2007 performance year, Cherokee did not pay a bonus to any of our Named Officers because the financial performance targets were not met. The Compensation Committee continues to ensure that the goals it sets in connection with our cash incentive bonus plan are aggressive, relative to industry conditions and other factors, emphasizing revenue growth and overall financial performance. The Compensation Committee has concluded that the achievement of the performance targets is substantially uncertain.

  3.     Long-Term Equity Compensation

        Long-term equity incentives, including stock options and stock purchase rights granted pursuant to our stock option and employee stock purchase plans, directly align the economic interests of our Named Officers and other employees with those of our stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of our common stock increases above the exercise price, which is set at the fair market value of our common stock on the date the option is granted. In addition, employees must remain employed with Cherokee for a fixed period of time, generally four years, in order for their options to vest fully. Options are granted to executives and other employees following a yearly review of individual performance and consideration of the individual's long-term value to us. In determining the number of options to award to any individual, the Compensation Committee works with our Chief Executive Officer and considers his recommendations as to the position and recommended option grant. The Compensation Committee grants stock options to our Chief Executive Officer based primarily on its evaluation of his ability to influence our long-term growth and profitability. Board members outside of the Compensation Committee are also consulted in the case of option grants to senior management. We believe the four-year vesting period together with annual grants expected to be made in successive years helps create a long-term incentive and strikes an appropriate balance between the interests of Cherokee, our stockholders and the individual Named Officers in terms of the incentive, value creation and compensatory aspects of these equity awards. The number of options granted to each Named Officer during fiscal 2007 and the grant-date fair value of these options as determined under FAS 123R for purposes of our financial statements is presented in the "Grants of Plan-Based Awards Table—Fiscal 2007" table below. A description of the material terms of the fiscal 2007 stock option awards is presented in the narrative section following the "Grants of Plan-Based Awards Table—Fiscal 2007" table below. The Compensation Committee continues to believe that our stock option plan is a valuable tool for compensating employees and will consider offering stock options in 2008, as it has in prior years.

        Each option granted under the 2004 Omnibus Stock Incentive Plan has a ten year term, subject to earlier termination in connection with a termination of employment. The options do not include any dividend or dividend equivalent rights. However, optionees are entitled to dividends with respect to shares purchased under a vested option at the same rate as our other shareholders. In the event of a "change in control" of Cherokee (as defined in the plan) all outstanding options will become fully exercisable as of the date of the change in control and the board of directors may provide for the cancellation of then outstanding awards and payment of cash or other property in consideration of such cancellation. The board of directors administers the plan and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

        Historically, we have granted stock options with an exercise price equal to the closing price of our common stock on the NASDAQ National Market on the date of the grant. Stock options are typically granted at a meeting of the Compensation Committee. Annual option grants to key employees, including our Named Officers, are made once annually in general during the last quarter of the year or during the first quarter of the next year, while individual grants are made on a selective basis in connection with the hiring of key employees. We have no practice of timing option grants in coordination with the release of non-public information, nor do we time the release of non-public information to affect the value of executive compensation.

        We also maintain a tax qualified employee stock purchase plan (the "ESPP") that allows employees to purchase our common stock at a discount. The ESPP has six-month offering periods that allow participants to purchase our common stock at 85% of the lesser of (i) the fair market value of our common stock on the participant's entry date into the offering period or (ii) the fair market value of our common stock on the purchase date. Participants may contribute up to 15% of their compensation through payroll deductions to purchase shares under the ESPP, subject to an annual individual limitation of $25,000 as set by law.

  4.     Nonqualified Deferred Compensation Plan

        Named Officers are currently permitted to elect to defer up to 100% of their base salary and up to 100% of their bonuses under the Executive Nonqualified Excess Plan. Cherokee may make a matching or profit sharing contribution under the plan on behalf of participants as explained in more detail below under the narrative that follows the "Nonqualified Deferred Compensation Plans Table." We believe that providing the Named Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though our related deduction is also deferred. We believe that the ability to make a matching or profit sharing contribution to the plan is a cost-effective way to provide an additional retirement benefit to Named Officers and to encourage enhanced retirement savings through participation in the Executive Nonqualified Excess Plan.

        Please see the "Nonqualified Deferred Compensation Plan Table" and related narrative section below for a description of our Executive Nonqualified Excess Plan and the benefits there under.

  5.     Perquisites

        We provide certain perquisites and personal benefits to the Named Officers. Perquisites provided to one or more Named Officers include an automobile allowance and benefits under an executive medical plan. We believe that perquisites and personal benefits are often a tax-advantaged way to provide the Named Officers with additional annual compensation that supplements their other compensation opportunities, and therefore treat perquisites as another component of annual compensation that is merely paid in a different form. The perquisites and personal benefits paid to each Named Officer in fiscal 2007 are reported in the Summary Compensation Table below, and are explained in more detail in the footnotes thereto.

  6.     Severance and Other Benefits.

        We believe that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for Messrs. Frank, Fox and M. Patel under severance agreements with Cherokee. The Compensation Committee evaluates the level of severance benefits, if any, to provide to a Named Officer on a case-by-case basis, and in general, Cherokee considers these severance protections an important part of an executive's compensation. As described in more detail below under "Potential Payments Upon Termination or Change in Control" below, under their respective severance agreements, Messrs. Frank, Fox and M. Patel are generally entitled to severance benefits in the event of a termination of employment by Cherokee without cause. Cherokee has determined that it is appropriate to provide these executives with severance benefits in the event of an involuntary termination of the executive's employment in light of their positions within Cherokee and as part of their overall compensation package.

        We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with Cherokee during an important time when their prospects for continued employment following the transaction are often uncertain, Messrs. Frank and Fox are entitled to enhanced severance benefits under their severance agreements if the executive's employment is terminated by Cherokee without cause or by the executive for good reason in connection with a change in control. Because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive's employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

        We generally do not believe that Named Officers should be entitled to severance benefits merely because a change in control transaction occurs. However, under the terms of our stock incentive plans, if there is a corporate event that results in a "change in control" of Cherokee, then, like all other employees, Named Officers will receive immediate vesting and/or payout of their outstanding long-term incentive compensation awards. Although this vesting will occur whether or not a Named Officer's employment terminates, we believe it is appropriate to fully vest equity awards in these change in control situations because such a transaction may effectively end the Named Officers' ability to realize any further value with respect to the equity awards.

        In certain circumstances, Messrs. Frank and Fox would be reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide our Chief Executive Officer and Chief Financial Officer with a "gross-up" for any parachute payment excise taxes that may be imposed in certain circumstances because we determined the appropriate level of change in control severance protections for these Named Officers without factoring in the adverse tax effects on them that may result from these excise taxes. The excise tax gross-up is intended to make these Named Officers whole for any excise tax they may become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate. We believe this protection is a reasonable part of the compensation package for our Chief Executive Officer and Chief Financial Officer and generally consistent with industry practice.

        Please see the "Potential Payments Upon Termination or Change in Control" section below for a description of the potential payments that may be made to the Named Officers in connection with their termination of employment or a change in control.

Compensation Committee Actions After Fiscal 2007

        On February 29, 2008, we entered into amendments to the Amended and Restated Severance Agreements with Messrs. Frank, Fox and M. Patel. The Compensation Committee determined that the amendments to the Amended and Restated Severance Agreements were reasonable in light of the importance to Cherokee and our stockholders of securing the continued service of Messrs. Frank, Fox and M. Patel. In addition, on February 29, 2008, we entered into a severance agreement with Mr. A. Patel. The Compensation Committee determined that it is appropriate to provide Mr. A. Patel with severance benefits in the event of a constructive or involuntary termination of his employment in light of his position within Cherokee and as part of his overall compensation package. The material terms of the amendments to the Amended and Restated Severance Agreements with Messrs. Frank, Fox and M. Patel and of the Severance Agreement with Mr. A. Patel are described in a Form 8-K filed by Cherokee with the SEC on March 6, 2008. Please see the "Potential Payments Upon Termination or Change in Control" section below for a description of the material terms of these agreements.

        On April 14, 2008, we also entered into transaction bonus agreements with each of Mr. Frank, Mr. Fox, and Mr. M. Patel in order to encourage these Named Officers to remain employed with Cherokee in the event of a potential change in control transaction to support our efforts with respect to the pending transaction. The material terms of the transaction bonus agreements with Messrs. Frank, Fox and M. Patel are described in a Form 8-K filed by Cherokee with the SEC on April 18, 2008. Please see the "Potential Payments Upon Termination or Change in Control" section below for a description of the material terms of these agreements.

Tax Considerations

        Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to any of the four most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is "performance-based," under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. In 2007, all compensation paid to executives will be deductible for tax purposes. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation awarded to, earned by or paid to each of our Named Officers for the fiscal years ended December 30, 2007 and December 31, 2006.

Name and Principal Position	Year	Salary ($)		Non-Equity Incentive Plan Compensation(1) ($)		Option Awards(2) ($)		All Other Compensation ($)			Total ($)
Jeffrey Frank President, Chief Executive Officer(3)	2007 2006	$ $	307,000 294,678	$	— 320,000	$ $	113,511 77,531	$ $	32,028 23,781	(4) (4)	$ $	452,539 715,990
Linster Fox Executive Vice President, Chief Financial Officer and Secretary	2007 2006	$ $	225,000 203,846	$	— 160,000	$ $	62,342 40,708	$ $	13,848 8,671	(5) (5)	$ $	301,190 413,225
Bud Patel Executive Vice President(6)	2007 2006	$ $	251,300 242,058	$	— 227,424	$ $	69,507 72,092	$ $	23,829 16,227	(7) (7)	$ $	344,636 577,801
Mukesh Patel Executive Vice President of Global Operations	2007 2006	$ $	195,830 190,228	$	— 148,400	$ $	81,146 67,560	$ $	10,057 36,805	(8) (8)	$ $	287,033 442,993
Alex Patel Vice President of Engineering	2007 2006	$ $	200,000 182,813	$	— 138,240	$ $	61,127 43,578	$ $	15,353 14,082	(9) (9)	$ $	276,480 378,713

(1)
Represents aggregate dollar amounts paid to Named Officers as cash incentive awards with respect to 2006 fiscal performance. The payouts were made in May 2007. No cash incentive awards were payable to the Named Officers with respect to fiscal 2007 performance.

(2)
Represents the compensation cost as determined under Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," for the year ended December 30, 2007, before reflecting estimated forfeitures. See Note 3 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 30, 2007 for assumptions used in computing fair value and similar notes contained in our Consolidated Financial Statements filed on Form 10-Ks for prior fiscal years as to the option awards granted in those years, each of which notes is incorporated herein by reference.

(3)
Mr. Frank serves on our board of directors, but does not receive any separate compensation for this service on the board.

(4)
The following amounts are included in "All Other Compensation" for Mr. Frank: for the year ended December 30, 2007, car allowance of $10,385, group health and life insurance premiums of $9,439 401(k) employer matching contributions of $6,300, and cash in lieu of vacation time of $5,904. For the year ended December 31, 2006, car allowance of $10,592, group health and life insurance premiums of $6,889 and 401(k) employer matching contributions of $6,300.

(5)
The following amounts are included in "All Other Compensation" for Mr. Fox: for the year ended December 30, 2007, group health and life insurance premiums of $7,548 and 401(k) employer matching contributions of $6,300. For the year ended December 31, 2006, group health and life insurance premiums of $7,197 and 401(k) employer matching contributions of $1,474.

(6)
On January 4, 2008, Mr. B. Patel retired from Cherokee.

(7)
The following amounts are included in "All Other Compensation" for Mr. B. Patel: for the year ended December 30, 2007, cash in lieu of vacation time of $9,665, group health and life insurance premiums of $7,864, and 401(k) employer matching contributions of $6,300. For the year ended December 31, 2006, group health and life insurance premiums of $6,862, 401(k) employer matching contributions of $6,300 and cash in lieu of vacation time of $3,065.

(8)
The following amounts are included in "All Other Compensation" for Mr. M. Patel: for the year ended December 30, 2007, 401(k) employer matching contributions of $6,300 and group health and life insurance premiums of $3,757. For the year ended December 31, 2006, cash in lieu of vacation time of $27,894, 401(k) employer matching contributions of $6,300 and group health and life insurance premiums of $2,611.

(9)
The following amounts are included in "All Other Compensation" for Mr. A. Patel: for the year ended December 30, 2007, group health and life insurance premiums of $9,053 and 401(k) employer matching contributions of $6,300. For the year ended December 31, 2006, group health and life insurance premiums of $8,598 and 401(k) employer matching contributions of $5,484.

Compensation of Named Officers

        The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers during our 2007 and 2006 fiscal years. The primary elements of each Named Officer's total compensation reported in the table are base salary, an annual incentive compensation opportunity which is payable upon achievement of quantitative performance targets and long-term equity incentives consisting of stock options. Named Officers also earned or were paid the other benefits listed under the "All Other Compensation" column of the Summary Compensation Table, as further described in the applicable footnotes to the table.

        The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer's base salary is provided immediately following this paragraph. The Grants of Plan Based Awards Table—Fiscal 2007, and the description of the material terms of the nonqualified stock options granted in fiscal 2007 and of the Named Officers' annual incentive compensation opportunity that follows it, provides information regarding the stock options and incentive bonus opportunities for our Named Officers during our 2007 fiscal year. The Outstanding Equity Awards at Fiscal 2007 Year-End and Option Exercises in Fiscal 2007 tables provide further information on the Named Officers' potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Officers under certain circumstances.

Description of Base Salary

        None of the Named Officers is a party to an employment agreement or offer letter that establishes his minimum base salary. As discussed in more detail in the Compensation Discussion and Analysis, our Compensation Committee reviews each Named Officer's base salary on at least an annual basis to determine whether any increase in base salary is warranted. In making its determination, the Compensation Committee considers the factors discussed above under "Compensation Discussion and Analysis—Key Elements of Compensation." Each Named Officer's base salary for our 2007 fiscal year was the amount reported for the officer in the Summary Compensation Table above.

GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards (2)
Jeffrey Frank	6/29/07	$0	$104,994	$367,479	100,000	$4.94	$2.87
Linster Fox	6/29/07	$0	$56,250	$196,875	60,000	$4.94	$2.87
Bud Patel		$0	$73,128	$255,948	—	—	—
Mukesh Patel	6/29/07	$0	$47,978	$167,923	50,000	$4.94	$2.87
Alex Patel	6/29/07	$0	$48,000	$168,000	50,000	$4.94	$2.87

(1)
The amounts in these columns reflect possible payouts with respect to the fiscal 2007 incentive opportunity at target and maximum levels under the executive incentive bonus plan established for our 2007 fiscal year. No bonuses became payable for fiscal 2007 because our 2007 financial performance did not meet the standards set by the Compensation Committee.

(2)
For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of stock based awards contained in Note 3 to Cherokee's Consolidated Financial Statements, included as part of Cherokee's Annual Report on Form 10-K for the fiscal year ended December 30, 2007.

Discussion of Plan-Based Awards Table

        Annual Incentive Bonuses.    In January 2007, the Compensation Committee established the executive incentive bonus plan for our 2007 fiscal year that the Named Officers were eligible to participate in and receive an annual incentive compensation opportunity under. The Compensation Committee set each Named Officer's target and maximum annual incentive compensation opportunity for our 2007 fiscal year as a percentage of his base salary. Mr. Frank's fiscal 2007 target annual incentive compensation opportunity was set at 34% of his base salary, and his maximum incentive compensation opportunity was set at 120% of his base salary. The fiscal 2007 target annual incentive compensation opportunity for the other Named Officers was set at 23% of their respective base salaries, while their maximum incentive compensation opportunities were set at 80% of their respective base salaries. Each Named Officer's target annual incentive compensation opportunity becomes earned based on quantitative financial performance measures tied to revenue and EBITDA growth. For the 2007 performance year, Cherokee did not pay a bonus to any of our Named Officers because the financial performance targets were not met. The Compensation Committee continues to ensure that the goals it sets in connection with our cash incentive bonus plan are aggressive, relative to industry conditions and other factors, emphasizing revenue growth and overall financial performance.

        Nonqualified Stock Options.    Each option is granted under the 2004 Omnibus Stock Incentive Plan and has a ten-year term, subject to earlier termination in connection with a termination of employment. The options do not include any dividend or dividend equivalent rights. However, optionees are entitled to dividends with respect to shares purchased under a vested option at the same rate as our other shareholders. In the event of a "change in control" of Cherokee (as defined in the plan) all outstanding options will become fully exercisable as of the date of the change in control and the board of directors may provide for the cancellation of then outstanding awards and payment of cash or other property in consideration of such cancellation. The board of directors, or a committee designated by the board, administers the plan and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)		Option Expiration Date(2)
Jeffrey Frank	253,846 51,750 30,000 40,000		— 17,250 30,000 40,000 100,000	$ $ $ $ $	5.85 14.50 7.26 3.19 4.94	7/30/2013 2/16/2014 3/14/2015 12/9/2015 6/29/2017
Linster Fox	35,000 —		50,000 60,000	$ $	2.97 4.94	11/17/2015 6/29/2017
Bud Patel	64,103 33,750 20,000 50,000	(3)	— 11,250 20,000 —	$ $ $ $	5.85 14.50 7.26 3.19	7/30/2013 2/16/2014 3/14/2015 12/9/2015
Mukesh Patel	42,949 5,250 15,000 20,000 25,000		— 1,750 15,000 20,000 25,000 50,000	$ $ $ $ $ $	5.85 14.50 7.26 3.89 3.19 4.94	7/30/2013 2/16/2014 3/14/2015 6/14/2015 12/9/2015 6/29/2017
Alex Patel	37,821 11,250 15,000 25,000		— 3,750 15,000 25,000 50,000	$ $ $ $ $	5.85 14.50 7.26 3.19 4.94	7/30/2013 2/16/2014 3/14/2015 12/9/2015 6/29/2017

(1)
All option grants other than as disclosed in footnote (3) to this table vest, subject to continued employment, 25% each year for 4 years on each anniversary of the date of grant.

(2)
The option expiration date is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control.

(3)
This option grant vested, subject to continued employment, 50% each year for 2 years on each anniversary of the date of grant.

OPTION EXERCISES IN FISCAL 2007

        The following table presents information regarding the exercise of stock options by the Named Officers during our 2007 fiscal year.

Option Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jeffrey Frank	—	—
Linster Fox	15,000	$27,331
Bud Patel	—	—
Mukesh Patel	—	—
Alex Patel	—	—

    (1)
    Mr. Fox exercised 15,000 of his vested options on June 14, 2007 as part of a same-day-sale in a cashless exchange. The dollar amount shown above equals the difference between the per share closing price on the exercise date and the exercise price of the options.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	2,791,579	$5.97	1,849,689
Equity compensation plans not approved by security holders	—	—	—

(1)
The number of shares available for future issuance under our 2004 Omnibus Stock Incentive Plan is subject to an automatic annual increase equal to the lesser of 450,000 shares or 2% of the number of outstanding shares of our common stock on the last day of the immediately preceding fiscal year. The number of shares available for issuance under our 2004 Employee Stock Purchase Plan is subject to an automatic annual increase equal to the lesser of 250,000 shares or 1% of the number of outstanding shares on the last day of the immediately preceding fiscal year.

NONQUALIFIED DEFERRED COMPENSATION PLAN TABLE

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey Frank	—	—	$11,277	—	$137,689
Linster Fox	—	—	—	—	—
Bud Patel	$65,241	—	$44,067	—	$619,594
Mukesh Patel	—	—	$2,041	$45,335	—
Alex Patel	—	—	—	—	—

        Under Cherokee's Executive Nonqualified Excess Plan, participants may elect to defer between 2% and 100% of the executive's base salary and up to 100% of the executive's cash incentive bonus. Interest and earnings on deferred amounts are calculated based on the performance of a portfolio of funds selected by the Compensation Committee. Participants select the funds into which their deferrals are deemed invested. Participants may change their investments, subject to certain restrictions imposed by the corresponding funds. Participants are eligible for employer matching and profit sharing credits, which vest in full after three years of employment. To date, Cherokee has not made any matching or profit sharing credits. Participants are eligible to make withdrawals from in service or education accounts with pre-scheduled distribution dates. Participants may apply to have accounts distributed in the case of an economic hardship. Upon enrolling into the plan participants elect to receive distributions in the form of a lump sum or equal annual installments over a term of 10 years upon retirement or separation of service from Cherokee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        The following section describes the benefits that may become payable to the Named Officers in connection with certain terminations of their employment with Cherokee and/or a change in control of Cherokee. All such benefits will be paid or provided by Cherokee.

  Mr. Frank, Mr. Fox and Mr. M. Patel

        Cherokee entered into Amended and Restated Severance Agreements (the "Agreements") with each of Mr. Frank, Mr. Fox and Mr. M. Patel in December 2006. These Agreements provide that in the event that the executive's employment is terminated by Cherokee other than for "cause," the executive will receive (i) one times his annual base salary (the "Severance Payment"); (ii) the bonus that would have been due to him, calculated as if Cherokee achieved its financial target for the year the termination occurred and prorated for the number of months worked in that fiscal year (the "Bonus Payment"); (iii) continued medical, hospitalization, life and other insurance benefits for him and his family for up to a period of 12 months; (iv) to the extent permitted under Section 409A of the Internal Revenue Code, a lump sum settlement of all deferred compensation arrangements. The foregoing severance benefit is conditioned upon the execution of a legal release of claims in favor of Cherokee. The Severance Payment and Bonus Payment are payable in a lump sum within 10 business days following the effective date of the release of claims in favor of Cherokee. Each executive is also subject to confidentiality, assignment of innovations, and non-solicitation under the applicable Agreement.

        Additionally, the Agreements for Mr. Frank and Mr. Fox provide that in the event that Mr. Frank's or Mr. Fox's employment is terminated by Cherokee other than for "cause," or by Mr. Frank or Mr. Fox for "good reason" within 2 years following a "change in control" (as such term is defined in the applicable Agreement), or within 6 months prior to a "change in control" and such termination was in connection with the "change in control" then in lieu of the foregoing benefits, Mr. Frank and Mr. Fox, as the case may be, will be entitled to: (i) two times his annual base salary then in effect (50% payable in a lump sum within 10 business days following the effective date of the legal release of claims in favor of Cherokee, and the remaining 50% payable in a lump sum on the six-month anniversary of the termination date); (ii) the Bonus Payment (payable in a lump sum within 10 business days following the effective date of the legal release); (iii) immediate vesting of all outstanding stock options; (iv) to the extent permitted under Section 409A of the Internal Revenue Code, a lump sum settlement of all deferred compensation arrangements; (v) continued medical, hospitalization, life and other insurance benefits for him and his family for up to a period of 24 months; (vi) payment equal to the amount forfeited by him under Cherokee's 401(k) plan or equivalent plans; (vi) the right to utilize services of a nationally recognized executive placement service at Cherokee's expense in an amount not to exceed $50,000; and (vii) other additional benefits then due or earned in accordance with applicable plans and programs of Cherokee. In addition, if the executive's benefits are subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 ("Section 280G"), Cherokee will make an additional payment to him equal to the excise tax due (a "gross-up payment"). However, if reducing the total benefits he is entitled to receive by 20% would cause none of his benefits to be subject to 280G, then instead of paying the gross-up payment, Cherokee will reduce his total benefits by the minimum amount so that none of his payments are subject to Section 280G. The foregoing severance benefit is conditioned upon the execution of a legal release of claims in favor of Cherokee. Each executive is also subject to confidentiality, assignment of innovations, and non-solicitation under the applicable Agreement.

        On February 29, 2008, the Severance Agreements for Mr. Frank and Mr. Fox were amended to provide that if the executive's employment is terminated by Cherokee other than for "cause" the executive will be entitled to receive (i) two times his annual base salary then in effect (the "Severance Payment"); and (ii) continued medical, hospitalization, life and other insurance benefits for the him and his family for up to a period of 24 months. In the event that the executive's employment is terminated by the executive for any reason within 2 years following a "change in control" (as such term is defined in the applicable Agreement) or by Cherokee without "cause" within six months prior to a "change in control" and such termination was in connection with the "change in control" the executive will be entitled to: (i) the Severance Payment; (ii) the bonus that would have been due to him, calculated as if Cherokee achieved its financial target for the year the termination occurred and prorated for the number of months worked in that fiscal year (the "Bonus Payment"); (iii) immediate vesting of all outstanding stock options; (iv) continued medical, hospitalization, life and other insurance benefits for him and his family for up to a period of 24 months; (v) payment equal to the amount forfeited by him under Cherokee's 401(k) plan or equivalent plans; (vi) the right to utilize services of a nationally recognized executive placement service at Cherokee's expense in an amount not to exceed $50,000 (or payment of $50,000 directly to the executive in a lump sum); and (vii) other additional benefits then due or earned in accordance with applicable plans and programs of Cherokee. In addition, if the executive's benefits are subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 ("Section 280G"), Cherokee will make an additional payment to him equal to the excise tax due (a "gross-up payment"). However, if reducing the total benefits he is entitled to receive by 20% would cause none of his benefits to be subject to 280G, then instead of paying the gross-up payment, Cherokee will reduce his total benefits by the minimum amount so that none of his payments are subject to Section 280G. Both the Severance Payment and Bonus Payment are payable in a lump sum within 10 business days following the effective date of the legal release. The receipt of severance benefits is conditioned upon the execution of a legal release of claims in favor of Cherokee. Each executive is also subject to confidentiality, assignment of innovations, and non-solicitation under the applicable Agreement.

        On February 29, 2008, the Agreement with Mr. M. Patel was amended to provide that in the event his employment is terminated by Cherokee other than for "cause" or by Mr. M. Patel for "good reason" within 1 year following a "change in control" (as such term is defined in his Agreement) he is entitled to: (i) two times his annual base salary then in effect (payable in a lump sum within 10 business days following the effective date of the legal release); and (ii) continued medical, hospitalization, life and other insurance benefits for him and his family for up to a period of 24 months. The receipt of severance benefits is conditioned upon the execution of a legal release of claims in favor of Cherokee. He is also subject to confidentiality, assignment of innovations, and non-solicitation under the applicable Agreement.

        In addition, on April 14, 2008, Cherokee entered into a transaction bonus agreement with each of Mr. Frank, Mr. Fox, and Mr. M. Patel. The transaction bonus agreements provide that, in the event of a company sale (defined in the agreements as a sale in one or a series of related transactions of all or substantially all of Cherokee's assets, or of more than 50% of the issued and outstanding voting equity securities of Cherokee other than to Cherokee or certain major shareholders), the executive will be entitled to receive a transaction bonus, provided that the executive is either employed by Cherokee at the time of the company sale, Cherokee terminates the executive's employment without cause (as defined in the applicable agreement) within six months prior to the company sale, or the executive terminates his employment for good reason (as defined in the applicable agreement) within six months prior to the company sale. If the executive terminates his employment with Cherokee voluntarily or is terminated by Cherokee for cause prior to the company sale, the executive is not eligible for a bonus under the transaction bonus agreement. Further, the executive must execute a general release of claims in favor of Cherokee following the company sale in order to receive his transaction bonus.

  Mr. Alex Patel

        In 2008, Cherokee entered into a Severance Agreement with Mr. A. Patel. The Agreement for Mr. Patel provides that in the event that his employment is terminated by Cherokee other than for "cause" or by the executive for "good reason" within 1 year following a "change in control" (as such term is defined in his Severance Agreement), Mr. Patel will be entitled to: (i) one times his annual base salary then in effect (payable in a lump sum within 10 business days following the effective date of the legal release); and (ii) continued medical, hospitalization, life and other insurance benefits for the him and his family for up to a period of 12 months. The receipt of severance benefits is conditioned upon the execution of a legal release of claims in favor of Cherokee. The executive is also subject to confidentiality, assignment of innovations, and non-solicitation under the applicable Agreement.

  Estimated Severance and Change in Control Benefits

        The tables below reflect the amount of compensation that would become payable to each of Messrs. Frank, Fox and M. Patel if the executive's employment had terminated on December 30, 2007, the last business day of the 2007 fiscal year given the executive's compensation and contractual entitlements as of such date and, if applicable, based on Cherokee's closing stock price on that date. Neither Mr. A. Patel nor Mr. B. Patel would have been entitled to any amounts on such date, as neither of these Named Officers were parties to any contract that would have provided severance or other change in control benefits and their stock options were not "in the money" on such date.

        These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options and benefits generally to salaried employees, such as distributions under our 401(k) plan. In addition, in connection with any actual termination of employment, the Compensation Committee may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate.

        The actual amounts that would be paid upon an executive's termination of employment can only be determined at the time of such executive's separation from Cherokee. Due to the number of factors (such as timing during the year of any such event and Cherokee's stock price) that affect the nature and amount of any benefits provided upon the events discussed below, and the changes to contractual entitlements that were provided for our Named Officers following the end of fiscal 2007, any actual amounts paid or distributed may be higher or lower than reported below.

Jeffrey Frank

	Termination without Cause at Employer's Election		Termination without Cause at Employer's Election or for Good Reason at Employee's Election After Change in Control
Salary	$307,000		$614,000
Bonus(1)	$0		$0
Stock Options	$0		$0	(2)
Deferred Compensation	$137,689		$137,689
Tax Gross-Up	$0		$0
Other Benefits	$9,147	(3)	$68,293	(4)

(1)
No bonus amount earned for 2007 performance year since the performance targets were not met.

(2)
Exercise price of stock options were less than market price at December 28, 2007.

(3)
Includes an estimated cost for providing continued medical, hospitalization, life and other insurance benefits to the executive and the executive's family for a period of 12 months after the date of termination.

(4)
Includes an estimated cost for providing continued medical, hospitalization, life and other insurance benefits to the executive and the executive's family for a period of 24 months after the date of termination plus a $50,000 allowance for executive placement services.

Linster Fox

	Termination without Cause at Employer's Election		Termination without Cause at Employer's Election or for Good Reason at Employee's Election After Change in Control
Salary	$225,000		$450,000
Bonus(1)	$0		$0
Stock Options	$0		$0	(2)
Deferred Compensation	$0		$0
Tax Gross-Up	$0		$0
Other Benefits	$7,326	(3)	$64,653	(4)

(1)
No bonus amount earned for 2007 performance year since the performance targets were not met.

(2)
Exercise price of stock options were less than market price at December 28, 2007.

(3)
Includes an estimated cost for providing continued medical, hospitalization, life and other insurance benefits to the executive and the executive's family for a period of 12 months after the date of termination.

(4)
Includes an estimated cost for providing continued medical, hospitalization, life and other insurance benefits to the executive and the executive's family for a period of 24 months after the date of termination plus a $50,000 allowance for executive placement services.

Mukesh Patel

	Termination without Cause at Employer's Election		Termination without Cause at Employer's Election or for Good Reason at Employee's Election After Change in Control
Salary	$195,830		N/A
Bonus(1)	$0		N/A
Stock Options	$0		N/A
Deferred Compensation	$0		N/A
Tax Gross-Up	$0		N/A
Other Benefits	$3,685	(2)	N/A

(1)
No bonus amount earned for 2007 performance year since the performance targets were not met.

(2)
Includes an estimated cost for providing continued medical, hospitalization, life and other insurance benefits to the executive and the executive's family for a period of 12 months after the date of termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Senior Notes

        During 2007, we paid to our bondholders, including certain affiliates of GSCP (N.J.), Inc. ("GSC") an aggregate of $2,456,968 in interest payments on our outstanding 5.25% senior notes due November 1, 2008. GSC was paid approximately 25.7%, or $631,441, of the aggregate interest payments we paid to our bondholders. GSC is an affiliate of GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited, which themselves are collectively beneficial owners of 25.7% of our common stock.

Facility Lease

        We lease our facility located at 2841 Dow Avenue in Tustin, California from Patel/King Investment, or PKI. One of the principals of PKI is Pat Patel, a former member of our board of directors. Pat Patel is the father-in-law of Mukesh Patel, our Executive Vice President, Global Operations. We currently pay approximately $100,500 in rent per month to PKI, subject to annual Consumer Price Index adjustments. Pursuant to the lease, we made payments to PKI of approximately $1.3 million in 2007. Our lease with PKI will run through April 30, 2009, with an extension for an additional 60 months at our option.

Review, Approval or Ratification of Transactions with Related Persons

        All transactions with related persons are reviewed, approved and ratified by the audit committee of our board of directors. In determining whether to approve or reject a related person transaction, the audit committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's economic interest in the transaction. For purposes of audit committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information known to Cherokee as of April 21, 2008, regarding the beneficial ownership of Cherokee common stock by:

  •
  persons known by us to beneficially own greater than 5% of our outstanding stock,

  •
  each director and nominee,

  •
  our Chief Executive Officer and the other named executive officers, and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, and includes shares of common stock issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable within 60 days after April 21, 2008. Unless otherwise indicated, to Cherokee's knowledge the persons or entities identified in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

        Unless otherwise indicated, the address of each of the individuals named below is c/o Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780.

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Shares with Right to Acquire	Total Shares Beneficially Owned	Percent of Outstanding Shares(1)
5% Stockholders:
GSCP (NJ), Inc.	5,000,148	—	5,000,148	25.7%
GSC Recovery II, L.P.
GSC Recovery IIA, L.P.
GSC Partners CDO Fund, Limited
GSC Partners CDO Fund II, Limited(2) 500 Campus Drive Suite 220 Florham Park, New Jersey 07932
Oaktree Capital Management, LLC	4,777,976	—	4,777,976	24.6%
OCM Principal Opportunities Fund, L.P.
OCM/GFI Power Opportunities Fund, L.P.(3) 333 South Grand Avenue, 28th Floor Los Angeles, California 90071
F&C Asset Management plc(4) 80 George Street Edinburgh EH2 3BU, United Kingdom	1,130,031	—	1,130,031	5.8%
Green River Management I, L.L.C.	1,070,126	—	1,070,126	5.5%
Green River Offshore Fund Management Company, L.L.C.

Mark McGrath(5) 610 Fifth Avenue, Suite 305 New York, NY 10020
Directors and Named Executive Officers:
Raymond Meyer	204,844	20,000	224,844	1.2%
Jeffrey Frank	21,985	407,846	429,831	2.2%
John Michal Conaway	—	—	—	*
Clark Michael Crawford	31,538	22,564	54,102	*
Daniel Lukas(6)	5,000,148	2,500	5,002,648	25.7%
Larry Schwerin	—	—	2,500	*
Phil Smoot	—	—	2,500	*
Linster W. Fox	—	35,000	35,000	*
Bud Patel	—	—	—	*
Alex Patel	4,200	100,321	104,521	*
Mukesh Patel	12,421	127,449	139,870	*
All directors and executive officers as a group (14 persons):	5,306,080	907,808	6,213,888	31.9%

*
Represents less than 1%.

(1)
Based on 19,453,557 shares of Cherokee common stock outstanding as of April 21, 2008.

(2)
GSC Recovery II, L.P., GSC Recovery IIA, L.P, GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited (the "GSC Funds") are the direct beneficial owners of 2,300,692 shares, 2,271,843 shares, 349,416 shares and 78,197 shares, respectively, of our common stock. By virtue of their positions as general partner, managing member or manager of the GSC Funds, GSC Recovery II GP, L.P., GSC RII, LLC, GSC Recovery IIA GP, L.P., GSC RIIA, LLC, GSCP (NJ) Holdings, L.P., GSCP (NJ), L.P. and GSCP (NJ), Inc. may be deemed the indirect beneficial owner of all or some of the shares owned by the GSC Funds. In addition, by virtue of their positions as executive officers and stockholders of GSCP (NJ), Inc. and limited partners of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P., Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner may be deemed the indirect beneficial owners of all 5,000,148 shares. Each of these individuals, and each of GSC Recovery II GP, L.P., GSC RII, LLC, GSC Recovery IIA GP, L.P., GSC RIIA, LLC, GSCP (NJ) Holdings, L.P., GSCP (NJ), L.P. and GSCP (NJ), Inc. disclaim beneficial ownership of our common stock except to the extent of their pecuniary interests therein. Collectively, the aforementioned reporting persons may be deemed to have the shared power to vote and the shared power to dispose of an aggregate of 5,000,148 shares of our common stock. The preceding statements are based on Amendment No. 1 to Schedule 13D, jointly filed on September 15, 2004 by the aforementioned reporting persons.

(3)
In Amendment No. 1 to Schedule 13D, jointly filed on September 8, 2004 by Oaktree Capital Management, LLC ("Oaktree"), OCM Principal Opportunities Fund, L.P. and OCM/GFI Power Opportunities Fund, L.P., such persons report that as of such date, OCM Principal Opportunities Fund, L.P. possessed sole power to vote and dispose of 4,465,769 shares of our common stock, and OCM/GFI Power Opportunities Fund, L.P. possessed sole power to vote and dispose of 312,897 of our shares of common stock. By virtue of its position as general partner of OCM Principal Opportunities Fund, L.P. and co-general partner of OCM/GFI Power Opportunities Fund, L.P., Oaktree Capital Management, LLC may be deemed to beneficially own the shares of our common stock held by Principal Opportunities Fund, L.P. and OCM/GFI Power Opportunities Fund, L.P. OCM Principal Opportunities Fund, L.P. reported on a Form 4, filed on January 21, 2005, that it transferred 690 shares of our common stock to certain third parties in consideration for past services.

(4)
In the Schedule 13G, filed on February 4, 2008 by F&C Asset Management plc, such person reported that as of such date, it had the sole power to vote and the sole power to dispose of all 1,130,031 shares.

(5)
In Amendment No. 1 to Schedule 13G, jointly filed on February 15, 2006 by Green River Management I, L.L.C., Green River Offshore Fund Management Company, L.L.C. and Mark McGrath, such persons report that as of such date, (i) Green River Management I, L.L.C., as the general partner of Green River Fund I, L.P. and Green River Fund II, L.P., possessed sole power to vote and dispose of 437,571 of these shares, (ii) Green River Offshore Fund Management Company, L.L.C., as the investment manager of Green River Offshore Fund, Ltd., possessed sole power to vote and dispose of 632,555 of these shares, and (iii) Mr. McGrath, as the principal of Green River Management I, L.L.C. and Green River Offshore Fund Management Company, L.L.C. (together, "Green River"), may direct the vote and disposition of the 1,070,126 shares beneficially owned by Green River.

(6)
Mr. Lukas is a Managing Director of GSC Partners. By virtue of his relationship to GSC Partners, Mr. Lukas may be deemed to have or share beneficial ownership of shares of our common stock owned by GSC. Mr. Lukas expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

REPORT OF THE AUDIT COMMITTEE

        The audit committee operates under a written charter adopted by the board of directors. The audit committee charter is available in the "Investor Relations" section of our website at www.cherokeepwr.com, by calling our Investor Relations Department at (714) 544-6665, or by writing us at Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780, Attn: Investor Relations.

        The audit committee charter sets forth:

  •
  the scope of the audit committee's responsibilities and the means by which it carries out those responsibilities;

  •
  the external auditors' accountability to the board of directors and the audit committee; and

  •
  the audit committee's responsibility to monitor the independence of the external auditors.

        As more fully described in its charter, the purpose of the audit committee is to oversee (1) the integrity of reported financial results; (2) the quality and adequacy of disclosures; (3) the soundness of our accounting policies and internal controls; (4) our compliance with significant applicable financial, legal, and ethical requirements; (5) the independence and performance of our external auditors; and (6) communications among the external auditors, financial and senior management, and the board of directors. Management is responsible for the preparation, presentation, and integrity of our financial statements; selection of accounting and financial reporting principles; and maintaining internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Our independent auditor will be responsible for performing an independent audit of the consolidated financial statements in accordance with standards set by the Public Company Accounting Oversight Board of the United States.

        The audit committee members are not professional accountants or auditors, and the function of the audit committee is not intended to duplicate or to certify the activities of management and the external auditors. The audit committee serves in a board-level oversight role, in which it provides advice, counsel and direction to management and the external auditors on the basis of the information it receives, discussions with management and the external auditors, and the experience of the audit committee's members in business, financial and accounting matters.

        The audit committee members have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America ("GAAP") and on the representations of our external auditors included in their report on our financial statements. The audit committee's oversight role does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions with management and the external auditors do not assure that our financial statements are presented in accordance with GAAP, that the audit of our financial statements has been carried out in accordance with standards set by the Public Company Accounting Oversight Board of the United States, or that our external auditors are in fact "independent."

        Among other matters, the audit committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the external auditors may be retained to perform non-audit services. The audit committee has sole responsibility to retain and replace our external auditors. The audit committee formally reviews the performance of the audit firm on an annual basis in order to determine whether rotation of audit firms is appropriate. The audit committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting, and internal controls.

  Audit Fees Pre-Approval Policy

        The audit committee has adopted a formal policy that requires the audit committee to approve, in advance, all audit, audit related, and permissible non-audit services performed by the external auditors. At the beginning of each fiscal year, management and the external auditors present to the audit committee for approval the services that are proposed to be performed by the external auditors during the coming year together with an estimate of the amount of fees to be billed for such services. At any time, the chairman of the audit committee, or any other member of the audit committee in the chairman's absence, may approve additional services and/or an increase in the amount of fees to be incurred by the Company for services to be performed by the external auditors.

        Unless otherwise performed by a comparable body of the board of directors, the audit committee must review and approve all related-party transactions as such term is defined by the rules of the SEC and the NASDAQ Stock Market.

  Review with Management

        The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 30, 2007 with management. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with GAAP.

  Review and Discussions with Independent Accountants

        During 2007, the audit committee held meetings with management and the external auditors to discuss the overall scope and plans for the audit. The audit committee also met during 2007 and 2008 with our external auditors, Mayer Hoffman McCann P.C., with and without management present, to discuss the results of their independent audit with respect to our 2007 fiscal year and their evaluations of our internal controls. In addition, the audit committee reviewed and discussed the audited consolidated financial statements for the year ended December 30, 2007 and held discussions with management and Mayer Hoffman McCann P.C. on the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The audit committee has discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), as amended by SAS 89 (Audit Adjustments), and SAS 90 (Audit Committee Communications), which include, among other items, matters related to the conduct of the audit of our financial statements and other matters relating to the auditor's judgments about the acceptability and the quality of the company's accounting principles.

        The audit committee has also received written disclosures and the letter from Mayer Hoffman McCann P.C. required by Independence Standards Board Standard No. 1 (which relates to the auditors independence from us and our related entities) and has discussed with Mayer Hoffman McCann P.C. its independence from us. In addition, the audit committee has also considered whether the provision of those services set forth in the table below is compatible with Mayer Hoffman McCann P.C. maintaining its independence from us.

  Conclusion

        Based on the review and discussions with management and our external auditors, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007.

Audit Committee
Edward Philip Smoot, Chairman Raymond Meyer Larry Schwerin

REPORT OF THE COMPENSATION COMMITTEE

        We have reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Clark Michael Crawford, Chairman Raymond Meyer Edward Philip Smoot

        The Report of the Audit Committee and the Report of the Compensation Committee shall not be deemed to be incorporated by reference through any general statement incorporating by reference this Proxy Statement into any filings under the Securities Act or the Exchange Act and shall not otherwise be deemed to be "soliciting materials" or to be filed with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors, and 10% stockholders are also required by SEC rules and regulations to furnish us with copies of all Section 16(a) reports they file.

        Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 30, 2007, all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were complied with, except that one transaction by Howard Ribaudo occurring on December 12, 2007 with respect to the sale of shares of our common stock was reported on a Form 4 filed on December 17, 2007.

CHANGE IN INDEPENDENT ACCOUNTANT

        As disclosed in our proxy statement for our 2007 Annual Meeting of Stockholders and as required by applicable SEC rules, we are including the following information regarding the change in our accounting firm in 2006.

        On June 14, 2006, we engaged Mayer Hoffman McCann P.C. as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2006. We had not previously consulted Mayer Hoffman McCann P.C. prior to June 14, 2006 regarding any of the matters specified in Item 304(a)(2) of Regulation S-K adopted by the SEC.

        On May 19, 2006, we decided to dismiss Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm. The decision to change accounting firms from Deloitte to Mayer Hoffman McCann P.C. was approved by the audit committee of our board of directors.

        The reports of Deloitte on our financial statements for the fiscal years ended January 2, 2005 and January 1, 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During our fiscal years ended January 2, 2005 and January 1, 2006 and through the date of Deloitte's dismissal, we did not have any disagreement with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

        During our fiscal years ended January 2, 2005 and January 1, 2006 and through the date of Deloitte's dismissal, there were no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K adopted by the SEC, except that in connection with Deloitte's audit of our financial statements dated January 2, 2005, Deloitte identified the following material weaknesses:

          1.     We did not maintain sufficient documentation of the design or operation of our computer program change control process relating to database software, systems software and network software, and in certain circumstances did not maintain adequate user access controls. Subsequent to our evaluation, we engaged third-party consultants to assist in designing and implementing appropriate procedures and controls over computer program changes as well as user access.

          2.     We did not maintain documentation supporting certain inventory reserves and did not analyze, reconcile and adjust certain accounts in our consolidation on a timely basis. None of these deficiencies resulted in any material misstatements of our consolidated financial statements. We have established new procedures to ensure that inventory reserves are properly documented and our consolidation accounts are analyzed and adjusted on a timely basis.

        The audit committee of our board of directors discussed the subject matter of the above material weaknesses with Deloitte. We authorized Deloitte to respond fully to the inquiries of Mayer Hoffman McCann P.C. concerning the subject matter of these material weaknesses.

PRINCIPAL ACCOUNTING FEES AND SERVICES

        The audit committee pre-approves and reviews audit and permissible non-audit services to be performed by Cherokee's independent auditors including fees charged by Mayer Hoffman McCann P.C. for such services. The audit committee has determined that the provision of the services described below is compatible with maintaining the independence of Mayer Hoffman McCann P.C.

        The following table sets forth the aggregate fees since June 2006 billed by Mayer Hoffman McCann P.C. for the following services for fiscal years 2006 and 2007:

Description of Services	2007	2006
Audit Fees(1)	$528,310	$783,871
Audit-Related Fees(2)	13,475	—
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$541,785	$783,871

        The following table sets forth the aggregate fees prior to June 2006 billed by Deloitte & Touche LLP for the following services for part of the 2006 fiscal year:

Description of Services	2007	2006
Audit Fees(1)	—	$56,635
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—

Total	—	$56,635

(1)
Represents the aggregate fees billed for professional services rendered for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports and statutory audits of foreign subsidiaries.

(2)
Represents the aggregate fees billed for professional services rendered for employee benefit plan audits, advisory services relating to the Sarbanes-Oxley Act and other accounting consultation and assistance.

(3)
Represents the aggregate fees billed for professional services rendered for tax consultation, planning and compliance.

SUBMITTING A PROXY VIA THE INTERNET OR BY TELEPHONE

  For Shares Directly Registered in the Name of the Stockholder

        Stockholders with shares registered directly with Computershare Trust Company may submit a proxy to vote those shares telephonically or via the Internet by following the instructions on the proxy card that they receive.

  For Shares Registered in the Name of a Broker or a Bank

        A number of brokerage firms and banks offer Internet voting options. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Beneficial stockholders should check the voting instructions forwarded by their broker, bank or other holder of record to see how they may vote via the Internet.

        Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder. Section 212(c)(2) of the Delaware General Corporation Law permits the granting of proxies electronically.

ANNUAL REPORT

        Our 2007 annual report, which includes our Annual Report on Form 10-K for the year ended December 30, 2007, has been mailed to stockholders along with this proxy statement. We will provide, without charge, a copy of our 2007 annual report (including the financial statements and schedules) upon the written request of any stockholder or beneficial owner of our common stock. If you wish to receive a copy, please submit a written request to Investor Relations, Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780 or call Investor Relations at (714) 544-6665, and we will send a copy to you.

STOCKHOLDER PROPOSALS

        In accordance with Rule 14a-8 under the Exchange Act, any stockholder who intends to submit a proposal at our 2009 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no later than January 19, 2009. Such proposal should be sent to our Secretary at 2841 Dow Avenue, Tustin, California 92780. Any such proposal must comply with the requirements of our by-laws and Rule 14a-8 promulgated under the Exchange Act.

        If a stockholder wishes to present a proposal at the 2009 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, or seeks to nominate a candidate for election at the 2009 annual meeting of stockholders, the stockholder must give written notice to us at the address noted above. The notice must be submitted by March 19, 2009 (90 calendar days prior to the anniversary of the 2008 annual meeting of stockholders) but no earlier than February 17, 2009 (120 calendar days prior to the anniversary of the 2008 annual meeting of stockholders). However, in the event that the 2009 annual meeting of stockholders is called for a date that is not within 30 calendar days before or 30 calendar days after the anniversary date of the 2008 annual meeting of stockholders, we must receive such notice not later than the tenth day following the day on which the notice of the date of the 2009 annual meeting is mailed or the date of the 2009 annual meeting is publicly disclosed, whichever occurs first.

OTHER BUSINESS

        The board of directors does not presently intend to bring any other business before the annual meeting, and, so far as is known to the board, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

        It is important that proxies be returned promptly. Therefore, stockholders, whether or not they expect to attend the meeting in person, are requested to complete, date, and sign the enclosed form of proxy and return it promptly in the envelope provided for that purpose or to submit their proxy via the Internet or by telephone as described above. By returning your proxy promptly you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. Stockholders who attend the meeting may revoke a prior proxy and vote in person at the annual meeting as set forth in this proxy statement, except that if your shares are held in street name, you may revoke a proxy by voting at the meeting only if you have obtained a legal proxy from the broker, bank or nominee giving you the right to vote the shares at the annual meeting. Please note that attendance at the annual meeting alone will not constitute revocation of a prior proxy.

By Order of the Board of Directors

CHEROKEE INTERNATIONAL CORPORATION

/s/ LINSTER W. FOX Linster W. Fox Executive Vice President, Chief Financial Officer and Secretary

Dated: April 25, 2008

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—CHEROKEE INTERNATIONAL CORPORATION

Annual Meeting of Stockholders To Be Held on June 17, 2008

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Cherokee International Corporation, a Delaware corporation (the "Company"), hereby appoints Jeffrey Frank and Linster W. Fox, and each of them, as proxies for the undersigned, each with full power of substitution, to vote all shares of stock of the Company which the undersigned may be entitled to vote at the 2008 Annual Meeting of Stockholders of the Company to be held at the Company's corporate offices located at 2841 Dow Avenue, Tustin, California, on June 17, 2008 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and in favor of Proposal 2 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL NOMINEES IN PROPOSAL 1, AND "FOR" PROPOSAL 2, AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please vote, sign, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

(Continued and to be signed on reverse side)

000004
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
C123456789
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on XXXXXX XX, 20XX.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/CHRK
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

/A/ Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Raymond Meyer	☐	☐	02 - Jeffrey Frank	☐	☐	03 - John Michael Conaway	☐	☐
	04 - Clark Michael Crawford	☐	☐	05 - Daniel Lukas	☐	☐	06 - Larry Schwerin	☐	☐
	07 - Edward Philip Smoot	☐	☐

		For	Against	Abstain
2.	TO RATIFY THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 28, 2008.	☐	☐	☐

/B/ Non-Voting Items
Change of Address—Please print new address below.

/C/ Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

	C 1234567890 J NT 7 1 A V 0 1 7 9 0 4 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
CHEROKEE INTERNATIONAL CORPORATION
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS June 17, 2008
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL DIRECTORS NOMINATED.
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS INDEPENDENT AUDITORS.
EXECUTIVE OFFICERS AND BOARD OF DIRECTORS
2007 DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
Compensation of Named Officers
Description of Base Salary
GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2007
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
OPTION EXERCISES IN FISCAL 2007
Equity Compensation Plan Information
NONQUALIFIED DEFERRED COMPENSATION PLAN TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CHANGE IN INDEPENDENT ACCOUNTANT
PRINCIPAL ACCOUNTING FEES AND SERVICES
SUBMITTING A PROXY VIA THE INTERNET OR BY TELEPHONE
ANNUAL REPORT
STOCKHOLDER PROPOSALS
OTHER BUSINESS